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                                                                     EXHIBIT 5.1


                       [PIPER & MARBURY L.L.P. LETTERHEAD]



                                February 18, 1999




APARTMENT INVESTMENT AND MANAGEMENT COMPANY
1873 South Bellaire Street, Suite 1700
Denver, Colorado  80222-4348

                 Class K Convertible Cumulative Preferred Stock

Ladies and Gentlemen:

         We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), and have been requested by you to render this opinion in connection with the registration and sale of an aggregate of 5,000,000 shares (the "Firm Shares") of the Class K Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class K Preferred Stock"), of the Company, and up to an additional 750,000 shares of Class K Preferred Stock which may be issued and sold pursuant to an underwriters' over-allotment option (together with the Firm Shares, the "Shares"), pursuant to an Underwriting Agreement, dated February 11, 1999 (the "Underwriting Agreement"), by and among Salomon Smith Barney Inc., as the representative of the several underwriters, on the one hand, and the Company and AIMCO Properties, L.P., a Delaware limited partnership, on the other. The Shares are convertible into shares of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock").

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) The Charter of the Company, certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"), including the Articles Supplementary of the Company relating to the Class K Preferred Stock and filed with the MSDAT on February 17, 1999 (the "Articles Supplementary").



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Apartment Investment and Management Company
February 18, 1999
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                  (b) The By-Laws of the Company, as amended and restated and in effect on the date hereof.

                  (c) The Underwriting Agreement.

                  (d) The Registration Statement of the Company on Form S-3 (File Number 333-61409), relating to the Shares, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and Amendment No. 1 and Amendment No. 2 thereto (together, the "Registration Statement").

                  (e) The final Prospectus dated November 25, 1998 (the "Prospectus"), which forms part of the Registration Statement, and related final Prospectus Supplement dated February 11, 1999 (the "Prospectus Supplement") relating to the Shares.

                  (f) The minutes of proceedings of the Board of Directors of the Company or a committee thereof relating to the organization of the Company, the authorization of the Underwriting Agreement, and the authorization and the issuance of the Shares.

                  (g) A long-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

                  (h) An Officer's Certificate of the Company, dated the date hereof (the "Certificate"), as to certain factual matters.

                  (i) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all




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Apartment Investment and Management Company
February 18, 1999
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obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate. We have also assumed, without independent investigation, that the Firm Shares were issued in accordance with the terms of the Underwriting Agreement, the Registration Statement, the Prospectus, the Prospectus Supplement, and the resolutions authorizing their issuance and that the Common Stock into which the Firm Shares may be converted will be issued in accordance with the Articles Supplementary.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

                  (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

                  (2) The Firm Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and upon conversion in accordance with the Articles Supplementary, the Common Stock into which the Firm Shares may be converted will be validly issued, fully paid, and non-assessable.

         In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

         This opinion is solely for your use in connection with the issuance of the Firm Shares and may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.


                                                     Very truly yours,

                                             /s/ PIPER & MARBURY, L.L.P.